SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

J.C. Penney Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

JCPenney

Allen Questrom

Chairman of the Board

and Chief Executive Officer

April 9, 2004

Dear Stockholders:

On behalf of your Board of Directors and your management, I cordially invite you to attend the Annual Meeting of Stockholders of your Company. It will be held on Friday, May 14, 2004, at 10:00 A.M., local time, at the Company’s Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698

You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages of this booklet.

The vote of each and every stockholder is most important to us. We are gratified that so many of you have in the past exercised your right to vote your shares.

Whether or not you plan to attend, please sign and return the enclosed proxy in the accompanying envelope, or vote via telephone or Internet as set forth in the proxy, as soon as possible so that your shares will be voted at the meeting.

Please note that your completed proxy will not prevent you from attending the meeting and voting in person should you so choose. We look forward to seeing you at this meeting. If you plan to attend, please so indicate in the appropriate box on your proxy. As in the past, there will be a report on operations, an opportunity to meet your Company’s directors and officers, as well as time for questions.

Thank you for your cooperation and continued support and interest in JCPenney.

Regards,

Any stockholder having a disability requiring special assistance who would like to attend the Annual Meeting should call the Secretary of the Company at (972) 431-1201 and reasonable accommodations will be made to meet such needs.

Customer Service is Our Number One Priority

J. C. Penney Company, Inc. • P.O. Box 10001 • Dallas, TX 75301-0001

Home Office • 6501 Legacy Drive • Plano, TX 75024-3698

J. C. PENNEY COMPANY, INC.

6501 Legacy Drive, Plano, Texas

75024-3698

Notice of Annual Meeting of Stockholders

To Be Held on May 14, 2004

The Annual Meeting of Stockholders of J. C. Penney Company, Inc. will be held at the Company’s Home Office at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 14, 2004 at 10:00 A.M., local time, for the following purposes:

1.	to elect four directors for a three-year term as described in the accompanying proxy materials;

2.	to ratify the employment of KPMG LLP as auditor to audit the accounts of the Company for the fiscal year ending January 29, 2005; and

3.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 15, 2004, are entitled to vote at the meeting. A complete list of those stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698, for a period of 10 days prior to the meeting.

Plano, Texas April 9, 2004

C. R. Lotter, Secretary

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR VOTE BY TELEPHONE OR INTERNET

Proxy Statement

J. C. Penney Company, Inc. is a publicly held holding company and J. C. Penney Corporation, Inc. (“JCP”) is its wholly-owned operating subsidiary. The term “Company” as used in the Proxy Statement refers to J. C. Penney Company, Inc. but may also, as the context may require, refer to J. C. Penney Corporation, Inc. and all of its subsidiaries.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE (OR FOLLOW THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD TO VOTE YOUR PROXY BY TELEPHONE OR INTERNET) IN ORDER TO BE SURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING.

You may revoke your proxy at any time before it is exercised at the meeting by submitting a written revocation, a subsequently dated proxy (by Internet, telephone or mail), or by personal vote at the meeting.

A separate voting instruction card is also being furnished to each participant who beneficially owns Voting Stock (as defined below) in the trust under the Company’s Savings, Profit-Sharing and Stock Ownership Plan (“Savings Plan”) or the Eckerd Corporation 401(k) Savings Plan (“Eckerd 401(k) Plan”).

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and employees of the Company may solicit proxies in person, by telephone, telegraph, other electronic means, or mail. The Company has also retained, on behalf of the Board of Directors, Morrow & Co., Inc. to aid solicitation by mail, telephone, electronic media, and personal interview, for a fee of approximately $20,000 plus reasonable expenses, which will be paid by the Company. The Company may also reimburse brokers and other persons holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies.

The complete mailing address of the Company’s principal executive offices is J. C. Penney Company, Inc., P. O. Box 10001, Dallas, Texas 75301-0001. The approximate date on which this Proxy Statement and the form of proxy were first sent or given to stockholders was April 9, 2004.

Voting Rights

Stockholders of record at the close of business on March 15, 2004, the record date for the Annual Meeting, are entitled to vote at the meeting. At the close of business on such date, 277,899,325 shares of Common Stock of 50¢ par value (“Common Stock”), and 499,341 shares of Series B ESOP Convertible Preferred Stock (“ESOP Preferred Stock”) having a Common Stock voting equivalent of 20 votes per share for a combined total voting equivalent of 287,879,638 shares (“Voting Stock”), were outstanding and entitled to vote. As of the record date, the trust maintained under the Savings Plan and the Eckerd 401(k) Plan held all of the shares of ESOP Preferred Stock and 34,728,217 shares of Common Stock, which together represent approximately 15.53% of the Voting Stock. All of the shares of Voting Stock held by the trust are held of record by State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, as Trustee (“Trustee”). The Trustee, the Savings Plan and the Eckerd 401(k) Plan have disclaimed beneficial ownership of these shares of Voting Stock.

The Company is not aware of any stockholder (other than State Street Bank and Trust Company, as discussed above) that owns beneficially more than 5% of its Common Stock.

The Company’s Bylaws require an affirmative vote of the holders of a majority of the shares of the Voting Stock outstanding and entitled to vote as of the record date for approval of each proposal presented in this Proxy Statement with the exception of the election of directors, which requires a plurality of the votes cast. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

Governance of the Company

Board of Directors/Board Independence.    The Board of Directors is responsible for establishing broad corporate policies and for overseeing the general performance of the Company. The Board has in place a formal set of Director Independence Standards (see Appendix “A” to this Proxy Statement; also available at www.jcpenney.net) and has determined that, in keeping with its long-standing practice, all of the non-employee directors are independent in accordance with these Standards and as required by the rules and regulations of the New York Stock Exchange (“NYSE”). The Company’s Board structure is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the Company. The Board currently has six meetings scheduled for fiscal 2004. (See also the Company’s “Corporate Governance Guidelines” at www.jcpenney.net).

Committees of Board of Directors.    The Board of Directors carries out many of its functions through four principal standing committees, which are described on pages 3 and 4.

Confidential Voting.    In casting their votes, stockholders are assured that their votes are accorded confidential voting treatment as provided in the Company’s confidential voting policy described on page 24.

Executive Compensation.    The Human Resources and Compensation Committee of the Board of Directors, which is composed entirely of non-employee, independent directors, approves, among other things, the annual salaries of executive officers and recommends to the full Board for its approval the annual salaries of employee directors. Please see the Report of the Human Resources and Compensation Committee on Executive Compensation, which begins on page 10.

Classes of Board of Directors.    The Company’s Restated Certificate of Incorporation and its Bylaws provide for a Board of not less than three directors as fixed, from time to time, by the Board, and further provide for three classes of directors to be as nearly equal in number as possible, with each class serving a three-year term and with one class being elected each year. Currently, the Board consists of thirteen members, with one class of five directors and two classes of four directors each. Of the thirteen current directors, one is a Company employee and twelve have principal occupations or employment which are and have been outside the Company.

Board Meetings.    During fiscal 2003, seven meetings of the Board were held. Attendance at such meetings for current directors averaged approximately 91%. In addition to membership on the Board, directors also serve on one or more of the principal standing committees of the Board. During fiscal 2003, these committees held a total of 19 meetings; no current director attended fewer than 75% of the aggregate total of meetings of the Board and committees on which he or she served.

Executive Sessions and Annual Meeting Attendance.    The non-employee directors meet in executive session with no Company employees present as a part of each regularly scheduled Board meeting. The presiding director of these sessions changes for each meeting following an alphabetical rotation, unless the Board determines otherwise. The Company strongly encourages all of its directors to attend the Annual Meeting of Stockholders, but does not have a formal attendance requirement. In 2003, nine of the eleven then serving directors attended the Company’s Annual Meeting.

Stockholder Communications to the Board of Directors.    Any Company stockholder or other security holder who wishes to communicate with the Board of Directors or with an individual director may direct such communications: (i) to the care of the office of the General Counsel/Corporate Secretary at the address set forth above; (ii) by facsimile to 972-431-1977; (iii) by email to jcpdirectors@jcpenney.com; or (iv) by telephone at 1-800-544-1635. The communication must be clearly addressed to the Company’s Board of Directors or to a specific director(s) and state the security holder’s name, address and telephone number, the amount of the Company’s stock (or other security) owned and, if held in a brokerage account, verification of ownership.

Director Nominee Criteria and Process.    While the Board is responsible for approving candidates as nominees for Board membership, the Corporate Governance Committee (see below) has the responsibility for the screening and initial evaluation process. The Corporate Governance Committee selects and recommends to the Board nominees for director on the basis of their recognized experience and achievements, both in commerce and society, and for their ability to bring a wide diversity of skills and experience to the deliberations of the Board. Stockholders may also recommend nominees for director or nominate directors at the Company’s annual meeting of stockholders, as explained in greater detail on pages 22 to 24. The Committee utilizes the same evaluation processes for stockholder nominees as it uses for Committee-recommended nominees. The Company also engages an executive search firm to assist the Corporate Governance Committee in the identification of potential director nominees.

Each director is required to be a stockholder of the Company.

Committees

The following describes the principal standing committees of the Board of Directors, all established in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the corporate governance and listing standards of the NYSE. The Board has determined that each of the members of these committees is “independent”, as defined in the NYSE listing standards.

Audit Committee.    The Audit Committee’s responsibilities include the selection and retention of the independent auditor for the annual audit of the Company’s consolidated financial statements and the approval of audit fees and non-audit services and fees paid to the independent auditor. The Committee reviews the independent auditor audit strategy and plan, scope, audit results, performance, independence, internal audit reports on the adequacy of internal controls, the Company’s ethics program, status of significant legal matters, the scope of the internal auditor’s plans and budget and results of its audit, and the effectiveness of the Company’s program for correcting audit findings. The Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Exchange Act and the Sarbanes Oxley Act of 2002. A copy of the Audit Committee’s Charter is attached as Appendix “B” to this Proxy Statement. Procedures for the confidential and anonymous reporting of matters relating to questionable accounting, internal accounting controls or auditing matters are set forth on the Company’s web site at www.jcpenney.net.

During fiscal 2003, this Committee, in addition to holding six teleconferences, met three times. Its current members are C. C. Barrett, T. J. Engibous, K. B. Foster, L. H. Roberts, C. S. Sanford, Jr., and M. A. Burns, who serves as its Chair. The Board of Directors has determined that the Committee Chair, Mr. Burns, is an “audit committee financial expert” and each member of the Committee is “financially literate,” as those terms are defined by the Exchange Act and the NYSE. In addition to the experience listed in Mr. Burns’ biography on page 6, he has a B.S. degree in Business Management (minor in accounting, economics and statistics) from Brigham Young University and an MBA degree in Finance from The University of California at Berkeley. He also served sequentially as Chief Financial Officer, Chief Executive Officer, President and Chairman of Ryder System, Inc. from 1979 to 2002.

Corporate Governance Committee.    The Corporate Governance Committee performs the functions of a nominating committee, considers matters of corporate governance and reviews developments in the governance area as they affect relations between the Company and its stockholders. It also develops and recommends to the Board corporate governance principles and practices for the Company, makes recommendations to the Board with respect to the size, composition, organization, responsibilities and functions of the Board and its directors, the qualifications of directors, candidates for election as directors, and the compensation of directors. The Committee is also responsible for assuring that Company policy and performance reflect a sensitivity toward the social and physical environments in which the Company does business and that such policy and performance are in accord with the public interest. A copy of the Corporate Governance Committee’s Charter, the Company’s Corporate Governance Guidelines, and Standards and Procedures for Director Nominations are available on the Company’s web site at www.jcpenney.net.

During fiscal 2003, this Committee met four times. Its current members are M. K. Clark, Burl Osborne, J. C. Pfeiffer, A. W. Richards, R. G. Turner, and V. E. Jordan, Jr., who serves as its Chair.

Stockholders may propose nominations for directors in accordance with the procedures described on pages 22 to 24.

Finance Committee.    The Finance Committee is responsible for reviewing the Company’s financial policies, strategies, and capital structure. A copy of the Company’s Finance Committee Charter is available on the Company’s web site at www.jcpenney.net.

During fiscal 2003, this Committee met six times. Its current members are C. C. Barrett, M. A. Burns, T. J. Engibous, L. H. Roberts, and C. S. Sanford, Jr., who serves as its Chair.

Human Resources and Compensation Committee.    The Human Resources and Compensation Committee’s responsibilities include reviewing and administering the Company’s annual and long-term incentive compensation plans, making recommendations in areas concerning personnel relations, and taking action or making recommendations with respect to the compensation of executive officers, including those who are directors. In addition, its responsibilities include reviewing the annual financial condition and investment performance results of the Company’s retirement and welfare plans, including the annual actuarial valuation reports applicable to such plans. It also oversees the administration and operation of certain of the Company’s retirement and welfare plans. A copy of the Human Resources and Compensation Committee’s Charter is available on the Company’s web site at www.jcpenney.net.

During fiscal 2003, this Committee met six times. Its current members are M. K. Clark, K. B. Foster, Burl Osborne, A. W. Richards, R. G. Turner, and J. C. Pfeiffer, who serves as its Chair.

The mailing address for all of these committees is c/o C. R. Lotter, Secretary, J. C. Penney Company, Inc., P. O. Box 10001, Dallas, Texas 75301-0005.

Election of Directors (Proposal 1)

As indicated on page 2, under “Classes of Board of Directors”, the Board of Directors is currently divided into three classes consisting of one class of five directors and two classes of four directors each. At the Annual Meeting, four directors will be elected to hold office for a three-year term expiring at the 2007 Annual Meeting of Stockholders. The remaining directors, other than Mr. Sanford, who has elected to retire from the Board effective May 14, 2004, will continue in office, in accordance with their previous election, until the expirations of the terms of their classes at the 2005 or 2006 Annual Meeting of Stockholders, as the case may be.

Brief statements setting forth certain information as of March 15, 2004, as to the Board of Directors’ nominees for directors for the three-year term expiring at the 2007 Annual Meeting of Stockholders and as to each current director in the classes continuing in office are shown on pages 6 to 8. Each of the nominees is currently a director of the Company and is recommended to serve as a continuing director by the Company’s other non-employee directors and its CEO.

If properly executed and timely returned (or properly voted by telephone or Internet), the accompanying proxy will be voted for all four nominees for a term expiring at the 2007 Annual Meeting of Stockholders, except where authority to so vote is withheld. If any nominee should become unavailable for election for any presently unforeseen reason, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board, unless the Board reduces the number of directors.

The Board of Directors recommends a vote FOR each of the nominees for director.

Nominees for Director for Three-Year Term Expiring 2007

Colleen C. Barrett, 59

President, Chief Operating Officer, and Director of Southwest Airlines Co. since 2001, with which she served in positions of increasing importance since 1978, including Executive Vice President-Customers from 1990 to 2001 and Vice President-Administration from 1986 to 1990.

Director of the Company since January 1, 2004.

M. Anthony Burns, 61

Chairman Emeritus since 2002, Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000, and a director from 1979-2002 of Ryder System, Inc. (a provider of transportation and logistics services), with which he served in positions of increasing importance since 1974, including its President from 1979 to 1999; Director of J.P. Morgan Chase & Co., Pfizer, Inc., and The Black & Decker Corporation; Trustee of the University of Miami.

Director of the Company since 1988.

Maxine K. Clark, 55

Founder and Chief Executive Officer of Build-A-Bear Company, an operator of interactive children’s entertainment retail stores, from 1996 to the present; President and Chief Merchandising Officer of Payless ShoeSource, Inc., from 1992 until 1996; Executive Vice President for Venture Stores, Inc., from 1988 until 1992; Member of the Board of Trustees of the University of Georgia, Washington University and the International Council of Shopping Centers; Member of the Board of Directors for the Greater St. Louis Council of Girl Scouts and the Simon Youth Foundation.

Director of the Company since December 10, 2003.

Allen Questrom, 63

Chairman of the Board and Chief Executive Officer of the Company since 2000; Director of Barneys New York, Inc. and of the National Retail Federation; Principal of AEA Investors, Inc., and member of the National Committee of the Whitney Museum of Art. Formerly, President and Chief Executive Officer of Neiman Marcus Department Stores from 1988 until 1990; Chairman of the Board, from 1999 to 2001, and Chief Executive Officer, from 1999 to 2000, of Barneys New York, Inc.; and Chairman of the Board and Chief Executive Officer of Federated Department Stores, Inc. from 1990 to 1997.

Director of the Company since 2000.

Members of the Board of Directors Continuing in Office

Term Expiring 2005

Thomas J. Engibous, 51

Chairman of the Board since 1998, and President and Chief Executive Officer and a director since 1996, of Texas Instruments Incorporated (electronics), with which he has served in positions of increasing importance since 1976, including as an Executive Vice President from 1993 to 1996; Chairman of the Board of Catalyst and Director of Dallas Citizens Council; Trustee of Southern Methodist University; Member of The Business Council and The Business Roundtable.

Director of the Company since 1999.

Kent B. Foster, 60

Chairman of the Board and Chief Executive Officer, and a director of Ingram Micro Inc. (wholesale distributor of technology) since 2000; President of GTE Corporation (telecommunications) from 1995 to 1999; Vice Chairman of the Board of Directors of GTE Corporation from 1993 to 1995; President of GTE Telephone Operations Group from 1989 to 1995; Director of Campbell Soup Company and New York Life Insurance Company.

Director of the Company since 1998.

Ann W. Richards, 70

Senior Advisor, Public Strategies, Inc. since 2001; Senior Advisor, law firm of Verner, Liipfert, Bernhard, McPherson & Hand from 1995 to 2001; Governor of Texas from 1991 to 1995; State Treasurer, State of Texas, from 1983 to 1991; Chair, Democratic National Convention, 1992; Director of the Aspen Institute and Brandeis University.

Director of the Company since 1995.

Leonard H. Roberts, 55

Chairman of the Board and Chief Executive Officer since 1999, President from 1993 to 1999, and Director since 1997, of RadioShack Corporation (consumer electronics); Chairman and Chief Executive Officer of Shoney’s, Inc. from 1990 to 1993; President and Chief Executive Officer of Arby’s, Inc. from 1985 to 1990; Member of the Executive Board of the National Retail Federation since 1998, of the Executive Board of Students in Free Enterprise since 1985 and Chairman of the Board of Governors of United Way of America since April 2002; Director of Texas Health Resources.

Director of the Company since 2002.

Term Expiring 2006

Vernon E. Jordan, Jr.,* 68

Senior Managing Director of Lazard Freres & Co., LLC (investment banking firm); Of Counsel since 2000, Senior Partner from 1992 to 1999 and Partner from 1982 to 1992, law firm of Akin, Gump, Strauss, Hauer & Feld, LLP; President from 1977 to 1981 and Executive Director from 1972 to 1977 of the National Urban League; Director of America Online Latin America, Inc., American Express Company, Asbury Automotive Group, Inc., Dow Jones & Company, Inc., Sara Lee Corporation, and Xerox Corporation; Advisor, International Advisory Board of DaimlerChrysler, Barrick Gold, and Senior Advisor, Shinsei Bank, Ltd.; Trustee of Howard University.

Director of the Company since 1973.

Burl Osborne, 66

Chairman of the Board since 2002, Director since 1993 and member of the Executive Committee of The Associated Press; President, Publishing Division from 1995 to 2001 and Director from 1987 to 2002 of the Belo Corp.; Publisher Emeritus since 2001 and Publisher from 1991 to 2001 of The Dallas Morning News, Co., with which he served in positions of increasing importance since 1980, including President and Editor from 1986 to 1991; Chairman of the Belo Foundation; Former Director and Chairman of the Southern Newspaper Association; Director of the Newspaper Association of America, Committee to Protect Journalists and National Kidney Foundation.

Director of the Company since 2003.

Jane C. Pfeiffer, 71

Independent management consultant; Chairman of the Board of National Broadcasting Company, Inc. from 1978 to 1980; Independent management consultant from 1976 to 1978; Vice President of Communications and Government Relations of International Business Machines Corporation from 1972 to 1976; Director of Ashland Inc., International Paper Company, the Mony Group, and The Mutual Life Insurance Company of New York; Senior Member of The Conference Board and Trustee of the University of Notre Dame.

Director of the Company since 1977.

R. Gerald Turner, 58

President of Southern Methodist University since 1995; Chancellor of the University of Mississippi from 1984 to 1995; Chairman, President’s Commission, the National Collegiate Athletic Association, from 1991 to 1992; Director of Kronos Worldwide, Inc., American AAdvantage Funds and First Broadcasting Corporation, LLP.

Director of the Company since 1995.

*	Mr. Jordan is currently of counsel at Akin, Gump, Strauss, Hauer & Feld, L.L.P., which is one of a number of firms which have provided legal services to the Company or its subsidiaries during the last and current fiscal years.

Management Ownership of Common Stock and ESOP Preferred Stock

The following table shows, as of March 15, 2004, the beneficial ownership of shares of Voting Stock by each present director and by the five most highly compensated executive officers serving during the last fiscal year (the “Named Executive Officers”), and by all present directors and all executive officers of the Company as a group. The information includes shares held under certain restrictions and, in the case of executive officers, also includes the number of shares of Voting Stock credited to their accounts under the Company’s Savings Plan. The combined beneficial ownership of shares of Common Stock voting equivalents of each director and Named Executive Officer and of all directors and executive officers as a group (not including shares attributable to unexercised and unexpired options) constitutes approximately 1.54% of the total Voting Stock as of March 15, 2004. No director’s or Named Executive Officer’s beneficial ownership of shares of Common Stock voting equivalents exceeds 1% of the total Voting Stock as of March 15, 2004.

Name or Group	Number of shares beneficially owned(1)		Number of shares included in previous column attributable to options exercisable within 60 days of March 15, 2004

Directors:
C. C. Barrett	1,898		0
M. A. Burns	23,636		8,800
M. K. Clark	2,695		0
T. J. Engibous	18,422		0
K. B. Foster	11,249		0
V. E. Jordan, Jr.	28,671		12,000
B. Osborne	9,226		0
J. C. Pfeiffer	39,540		10,800
A. Questrom	2,574,210	(2)	2,489,418
A. W. Richards	14,928		2,400
L. H. Roberts	14,873		0
C. S. Sanford, Jr.	20,636		4,800
R. G. Turner	17,034		1,600
Named Executive Officers(3):
V. J. Castagna	387,379		310,250
C. R. Lotter	340,247		340,000
R. B. Cavanaugh	243,714		232,025
G. L. Davis	378,274		325,750
All present directors and executive officers as a group	4,431,724		4,009,143

(1)	Includes only those stock options that are exercisable or become exercisable within 60 days of March 15, 2004.
(2)	Does not include restricted stock units. See for Mr. Questrom, pages 11 and 12.
(3)	In addition to Mr. Questrom, who also serves as a director.

Directors’ Fees

Company employees are not paid additional amounts for serving as directors. Directors who are not Company employees (“Non-Employee Directors”) receive: (1) an annual cash retainer of $55,000; (2) an annual restricted Common Stock award with a market value at the time of grant of $50,000; and (3) a $5,000 a year retainer for directors serving as committee chairs. Directors are not paid a fee for meeting attendance. This resulted in an award of 3,021 restricted shares of Common Stock under the Company’s 2001 Equity Compensation Plan to each Non-Employee Director serving on May 21, 2003 and an award of 1,898 restricted shares to Ms. Barrett and 2,114 restricted shares to Ms. Clark based on the dates they were elected to the Board. Directors are also reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors. Directors who are Representatives under an Indemnification Trust Agreement among the Company, JCP, and JPMorgan Chase Bank, as trustee, (currently Directors Engibous, Jordan, Pfeiffer and Turner), are paid an annual retainer of $5,000 and are reimbursed for expenses of meeting attendance. During fiscal 2003, no such meetings were held. Non-Employee Directors are also paid $800 for each full day of service to the Company in addition to those services which they perform in connection with Board and committee responsibilities, and are reimbursed for expenses in connection with their performance of such services. During fiscal 2003, no such fees were paid.

Directors may elect to receive all or a portion of their cash retainers and fees in Common Stock. As of the end of fiscal 2003, four directors had elected to receive all or part of their cash retainers and fees in Common Stock. A director may also elect to defer payment of all or part of any of the above fees under the terms of a deferred compensation plan for directors. As of the end of fiscal 2003, one director had elected such deferral. No Non-Employee Director receives any retirement benefits from the Company. The Company’s Bylaws provide for director retirement upon reaching age 70. In recognition of their continuing value to the Company, the Board approved two one-year waivers of the mandatory retirement age for Ms. Pfeiffer, and a one-year waiver of the mandatory retirement age for Ms. Richards, both until September 2004.

Six of the current directors are eligible to participate in the Company’s Directors’ Charitable Award Program (“Charitable Award Program”). The Charitable Award Program is designed to acknowledge the service of directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Pursuant to the Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors. Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000; $500,000 upon the earlier of (i) five years after the date of death of the first director of the group to die or (ii) the death of the second director of the group, and an additional $500,000 upon the death of the second director of the group, to one or more charitable organizations as recommended by the individual directors. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this Program. This Program was frozen by the Board effective as of September 2000.

Report of Human Resources and Compensation Committee on Executive Compensation

The Company’s compensation policies are established and implemented by the Human Resources and Compensation Committee of the Board of Directors (“Committee”), which is composed entirely of Non-Employee Directors. In addition to determining and approving annual salaries of senior officers who are not directors and making recommendations to the full Board regarding the annual salaries of employee directors, the Committee oversees payments under the Company’s incentive compensation programs and makes awards under the Company’s 2001 Equity Compensation Plan (“Equity Plan”). In carrying out these responsibilities, the Committee is advised by outside consultants with respect to the competitiveness of the Company’s executive compensation policies and programs and, as needed, meets with these consultants without any Company representative being present.

As discussed more fully below, the Company’s cash incentive awards are generally determined by overall Company results.

Compensation Philosophy.    Compensation is generally tied directly to the achievement of the Company’s annual and long-term performance goals. In this manner, the Company believes it can attract and retain executives who are most able to contribute to the long-term success of the Company and the enhancement of stockholder value. In general, an executive’s compensation package consists of: (i) base salary; (ii) annual profit incentive compensation; and (iii) long-term incentive compensation in the form of stock. (See “Summary Compensation Table” on page 16.) As an executive’s responsibilities increase, a greater portion of his or her compensation is linked to Company performance.

Base Salary and Incentive Compensation Payments.    Total annual cash compensation consists of base salary and annual profit incentive compensation. Total annual cash compensation targets are set by the Committee from a range determined by the officer’s responsibilities and reflect the market value of an officer’s job as well as its value to the Company. In determining annual cash compensation targets, consideration is given to the following factors: job responsibilities and tasks; knowledge, skills, and experience required for successful job performance; and competitive positioning, both within and outside the Company. No specific weighting is given to any of these factors. The Company believes it competes with the companies constituting the S&P 500 Retail Index for department stores and other major retailers in the United States as well as selected Fortune 200 companies for executive talent. In setting annual cash compensation targets, the Committee compares the Company’s cash compensation package with the cash compensation packages of these selected companies. The Company targets its total cash compensation package for its executive officers as a group, and its Chairman of the Board and Chief Executive Officer (“CEO”), at or near the 50th percentile of competitive pay for comparable executives when Company performance goals are “met” and at or near the 75th percentile when Company performance “exceeds” pre-established targets. The Committee regularly reviews cash compensation levels to determine if salary increases are merited.

Annual profit incentive compensation can be earned under the J. C. Penney Corporation, Inc. Management Incentive Compensation Program (“Incentive Program”). The Incentive Program ties incentive compensation to Company performance, with no incentive payment for performance well below plan and up to 200% of incentive targets for superior results. The goals for the Incentive Program are set at the beginning of each fiscal year consistent with the Company’s business plan.

The Incentive Program award calculation for fiscal year 2003 was based on the number of profit incentive units credited to a particular position and the value assigned to each unit. The number of profit incentive units credited was a given percentage, based on position, of base salary. The annual profit incentive unit value was determined by a formula that measured the Company’s actual dollar performance against the annual target. Unit values were also determined and may vary for each of the Company’s major operating divisions based on performance for the year. Different weights were assigned to the different operating divisions and measured against performance targets that may vary among the executive officers depending on his/her areas of responsibility.

In fiscal year 2004, the Incentive Program will express incentive opportunity as a percent of base pay rather than referring to a number of profit incentive units. Additionally, references to incentive plan unit values will be changed to performance measure payout factors. These changes were made for more effective communication and are not expected to result in any material difference to the award calculation.

2003 Compensation.    For the Incentive Program, the total Company unit value was based on sales and operating profit results of continuing operations and was set at $1.50 for 2003 as compared to $1.45 in 2002 and $1.45 in 2001. Eckerd Drugstores results were not included in this determination since the Company’s drug store operations are being accounted for as a “discontinued operation” under applicable accounting rules. The Incentive Program unit value for Messrs. Questrom, Lotter, Cavanaugh and Davis was $1.50, based on total Company results (excluding Eckerd, as discussed above). The Incentive Program award for Ms. Castagna was set at $1.35, which was derived primarily from measuring performance results against targets in the operating divisions for which she has primary responsibility, and a portion based on total Company results.

Equity Awards.    The Company makes equity awards to eligible employees to align their interests with stockholders. Generally, an executive’s participation in the Equity Plan and the size of the award are a function of the executive’s position. The Committee does not consider the amounts and terms of prior grants of stock options when determining equity awards. To date, stock options and stock awards have been granted under the Equity Plan. As noted above, executives are given awards based on market data for each position.

As of March 1, 2004, options covering approximately 3,100,000 shares of Common Stock under the Equity Plan (to approximately 1,500 management employees of the Company) were granted at an option price of $31.06 per share. The 2004 grants generally become exercisable over a three-year period, one-third on each of the first three anniversaries of the grants.

The Company has never reduced the exercise prices of outstanding stock options under the present or any prior equity plan.

CEO Compensation.    JCP entered into an employment agreement with Mr. Questrom, effective September 13, 2000 (“Questrom Agreement”), pursuant to which Mr. Questrom serves as JCP’s and the Company’s Chairman of the Board and CEO. The Questrom Agreement calls for a five-year employment term and an initial annual base salary of $1,250,000. The Questrom Agreement also required Mr. Questrom to purchase for his own account the number of shares of Common Stock which, when added to Common Stock already owned by him produced a market value for these shares of $1,250,000 based on the closing price of such shares on the NYSE on July 26, 2000.

Mr. Questrom’s annual base salary is reviewed by the Committee for possible increase at least annually. The Committee sets both financial and strategic performance goals for the CEO and reviews his performance against these goals. Further, the chairs of this Committee and of the Corporate Governance Committee lead the Board of Directors in a discussion of the CEO’s performance and review these findings with the CEO. Mr. Questrom’s annual base salary is currently $1,350,000. Mr. Questrom also participates in the Company’s Incentive Program, as described above. As provided by the Questrom Agreement, if the performance goals set for the total Company are met, he is entitled to incentive compensation equal to 100% of his base salary. If the performance goals are exceeded he may be awarded up to 200% of his base salary. For fiscal 2003, as performance targets for the total Company were exceeded, Mr. Questrom’s bonus award of $2,025,000 was calculated at 150% of base salary.

Pursuant to the Questrom Agreement, Mr. Questrom was granted in fiscal 2000 an option to purchase 3,500,000 shares of Common Stock, which began vesting in annual 20% increments on September 13, 2001. In fiscal 2000 Mr. Questrom was also granted 1,000,000 restricted stock units which also began vesting in annual 20% increments on September 13, 2001. Each restricted stock unit shall at all times be deemed to have a value equal to the then-current fair market value of the Common Stock and shall be credited with any dividends paid on the underlying Common Stock prior to redemption of the restricted stock units. The dividends will be converted into additional restricted stock units. These additional restricted stock units shall be allocated pro rata to the remaining vesting installments described above and shall vest and otherwise be treated in the same manner as the restricted stock units in such installments. Other than in the circumstances discussed below, upon termination of Mr. Questrom’s employment with the Company, the Company will issue to Mr. Questrom, in cancellation of the restricted stock units, a number of shares of Common Stock equal to the number of vested restricted stock units held by him. The value of this award on January 30, 2004, the last trading day prior to the end of the fiscal year, was $26,180,000.

Beginning in fiscal 2002, pursuant to the Questrom Agreement, Mr. Questrom also became entitled to long-term compensation in the form of an annual grant which may consist of stock options, long-term cash awards or other forms of long-term compensation having a present value of no less than 240% of the sum of his then-current annual base salary plus target annual bonus. This long-term compensation shall have terms and conditions generally applicable to grants and awards made to other senior Company executives. All such awards will vest no later than September 30, 2005, if Mr. Questrom is still employed by the Company on such date. Pursuant to the Questrom Agreement, he also received a stock option grant for 459,119 shares and 181,675 restricted stock units on February 25, 2002; on February 24, 2003 he received a stock option grant for 259,200 shares and 278,510 restricted stock units; and on March 1, 2004, he received a stock option grant for 92,571 shares and 201,389 restricted stock units.

In addition, Mr. Questrom is entitled to a supplemental pension benefit of 2.5% of his “average final compensation” for the first five years of service of the Questrom Agreement, beginning September 13, 2000. He will immediately vest in any benefit he accrues under this provision, but any amount received will be offset by any amount received under any other Company defined benefit plan.

If Mr. Questrom’s employment is terminated by the Company other than for Cause, or by Mr. Questrom for Good Reason (as defined in the Questrom Agreement), he will be entitled to receive a lump sum based on his annual base salary, his annual target bonus for that and the immediately preceding fiscal year, and the time remaining in the term of his Agreement. In addition, upon such termination, all restrictions on shares of Common Stock and restricted stock units will immediately lapse and all unvested stock options will become immediately vested. If Mr. Questrom’s employment is terminated by the Company for Cause, or by Mr. Questrom other than for Good Reason, he will be entitled to receive only his unpaid salary, bonus, and certain other benefits payable pursuant to Company benefit plans through the date of termination. In this event, the vested portion of his option shall remain exercisable for five years and only the vested portion of his restricted stock units will be deemed to be earned.

As discussed above, the Company’s executive compensation philosophy emphasizes incentive compensation tied to Company performance. The deductibility of executive compensation may be limited in certain circumstances by Section 162(m) of the Internal Revenue Code. The Company’s Equity Plan satisfies the requirements of Section 162(m) regarding stock option grants. With respect to the Company’s other compensation programs, the Committee believes that these programs provide the necessary incentives and flexibility to promote the Company’s performance-based compensation philosophy while being consistent with Company culture and objectives and, accordingly, has determined not to amend these plans at this time. For fiscal 2003, the deductibility limitations of Section 162(m) applied to compensation paid to four Company executives.

Human Resources and Compensation Committee

J. C. Pfeiffer, Chair	K. B. Foster	A. W. Richards
M. K. Clark	B. Osborne	R. G. Turner

Compensation Committee Interlocks and Insider Participation

The Human Resources and Compensation Committee is composed entirely of persons who are neither employees nor former or current officers of the Company. M. K. Clark, T. J. Engibous, K. B. Foster, Burl Osborne, J. C. Pfeiffer, A. W. Richards and R. G. Turner served as members of the Committee during the Company’s 2003 fiscal year. There is not, nor was there during fiscal 2003, any Compensation Committee interlock or insider participation on this Committee.

Other Compensation Arrangements

Employment Agreements

JCP entered into an employment agreement with Ms. Castagna, effective August 1, 1999, amended effective May 19, 2000 (as amended, “Castagna Agreement”), pursuant to which Ms. Castagna now serves as the Executive Vice President, Chairman and Chief Executive Officer–JCPenney Stores, Catalog and Internet. The Castagna Agreement provides for an initial term of five years. Effective March 1, 2003, Ms. Castagna’s annual base salary was raised by the Committee to $740,000 from $700,000.

Ms. Castagna has been granted: (i) 43,000 shares of Common Stock, one-third of which vested on August 1, 2002, with the balance to vest in equal increments on August 1, 2004 and August 1, 2005; (ii) 1,000 restricted stock units which vested in shares of Common Stock on August 1, 2002; (iii) an option to purchase 57,000 shares of Common Stock which became exercisable on August 1, 2002; and (iv) an option to purchase 150,000 shares of Common Stock, which began vesting in annual 20% increments on August 1, 2000, subject to accelerated vesting if actual performance results of Ms. Castagna’s areas of responsibilities exceed planned results by certain specified percentages. Based on performance results for 2001 and 2002, this grant became fully vested on August 1, 2003. In addition, she was granted a restricted stock award of 100,000 shares of Common Stock as of May 19, 2000, which began vesting in annual 25% increments on May 19, 2001, the last increment will vest on May 19, 2004. Ms. Castagna is further eligible to participate in the Company’s employer sponsored benefit plans, including the Company’s Mirror Savings Plan, which is described on page 18.

If Ms. Castagna’s employment is terminated other than for Cause, or by Ms. Castagna for Good Reason (as defined in the Castagna Agreement), she will be entitled to receive: (i) her unpaid salary and vacation to the date of termination; (ii) a prorated portion of her target bonus under the Incentive Program for the fiscal year in which termination occurs; (iii) a lump sum payment equal to two times the total of her base salary and her target awards under the Incentive Program; (iv) the continuation of employee welfare benefits for a period of 24 months from the date of termination; (v) outplacement services in an amount up to $30,000; and (vi) any other payments under applicable plans or programs to which she is entitled. In addition, upon such termination, all restrictions on shares of Common Stock will immediately lapse, all unvested stock options will immediately vest and any supplemental cash payments not yet paid will be paid. If Ms. Castagna’s employment is terminated for Cause, or by Ms. Castagna other than for Good Reason, she will be entitled to receive only her unpaid salary and vacation to the date of termination. Ms. Castagna also participates in the Company’s Separation Allowance Program which is described in “Change of Control Arrangements” on page 20.

FIVE-YEAR TOTAL STOCKHOLDER RETURN COMPARISON

The following is a line-graph presentation comparing cumulative five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and the S&P 500 Retail Index for department stores. A list of these companies follows the graph below:

S&P DEPARTMENT STORES:

JCPenney, Dillard’s, Federated, Kohl’s, May, Nordstrom, Sears

	1998	1999	2000	2001	2002	2003

JCPenney	100	50	37	70	59	81

S&P 500	100	108	108	92	71	95

S&P Dept. Stores	100	79	101	114	80	106

The stockholder returns shown are neither determinative nor indicative of future performance.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
		Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)(1)		Securities Underlying Options/ SARs (#)(2)	LTIP Payouts ($)	All Other Compensation ($)(3)

Questrom, A. (Chairman of the Board and Chief Executive Officer)	2003 2002 2001	1,350,000 1,350,000 1,308,333	2,025,000 1,957,500 1,897,083		99,662 260,385 246,405	(4) (4) (4)	5,664,893 3,684,369 —	(5) (5)	259,200 459,119 —	— — —	6,000 5,500 5,866

Castagna, V. J. (Executive Vice President, Chairman and Chief Executive Officer—JCPenney Stores, Catalog and Internet)	2003 2002 2001	736,667 700,000 700,000	877,646 895,737 1,333,578	(6)	— — —		— — —		100,000 100,000 54,000	— — —	48,872 5,500 5,866

Lotter, C. R. (Executive Vice President, Secretary and General Counsel)	2003 2002 2001	603,015 603,015 603,015	452,261 437,186 437,186		— — —		— — —		75,000 75,000 50,000	— — —	31,206 31,206 27,764

Cavanaugh, R. B. (Executive Vice President and Chief Financial Officer)	2003 2002 2001	568,750 500,000 400,000	426,563 362,500 290,000		— — —		— — —		75,000 75,000 50,000	— — —	6,000 6,000 5,866

Davis, G. L. (Executive Vice President, Chief Human Resources and Administration Officer)	2003 2002 2001	538,750 525,000 500,000	404,063 380,625 362,500		— — —		— — —		75,000 75,000 50,000	— — —	6,000 5,500 5,866

(1)	The value of these awards as set forth in this table is based upon the closing price of the Common Stock on the last trading day prior to the date of grant. The future value realized on these awards may differ from the values reported here. Dividends and dividend equivalents are paid on the shares of restricted Common Stock and stock units, respectively, from the date of grant.
(2)	No SARs have been granted since 1987.
(3)	Represents Company contributions or allocations under the Savings Plan and, where applicable, Mirror Savings Plan, which for the last fiscal year were, respectively: Mr. Questrom, $6,000; Ms. Castagna, $6,000 and $42,872; Mr. Lotter, $5,640 and $25,566; Mr. Cavanaugh, $6,000; and Mr. Davis, $6,000. For a description of the Mirror Savings Plan, see page 18. Mr. Questrom does not participate in the Mirror Savings Plan.
(4)	This amount reflects payments made to or on behalf of Mr. Questrom in connection with his employment by the Company. Of this amount for 2003, $76,018 was for airfare and transportation and the balance was for miscellaneous other perquisites; for 2002, $156,051 was for relocation, $81,640 was for airfare and transportation, and the balance was for miscellaneous perquisites; and for 2001, $203,147 was for relocation, $29,265 was for airfare and transportation and the balance was for miscellaneous other perquisites.
(5)	On February 25, 2002, Mr. Questrom received 181,675 restricted stock units, to vest 33%, 33%, and 34%, respectively, on the anniversary of the grant over a three-year period beginning on February 25, 2003. The value of this award shown in the table is based on the closing price of Common Stock ($20.28) on February 22, 2002, the last trading day prior to the date of grant. The value of this award on January 30, 2004, was $4,756,252. On February 24, 2003, Mr. Questrom received an additional 278,510 restricted stock units, to vest 33 1/3 on the anniversary of the grant over a three-year period beginning on February 24, 2004. The value of this award shown in the table is based on the closing price of Common Stock ($20.34) on February 21, 2003, the last trading day prior to the date of grant. The value of this award on January 30, 2004, was $7,291,392.
(6)	Pursuant to the terms of Ms. Castagna’s employment agreement, the amount shown represents the payment of $733,578 for 2001 and a supplemental cash payment of $600,000 paid on August 1, 2001. For a description of the terms of Ms. Castagna’s employment agreement, see page 14.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information regarding stock options granted to the Named Executive Officers during fiscal 2003. Except as otherwise noted, such options are exercisable after one year from the date of the grant. The values assigned to each reported option are shown using arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options. In assessing these values it should be kept in mind that regardless of the theoretical value that is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company’s Common Stock at a future date, and as a result of the efforts of such executives to contribute to the creation of sustainable stockholder wealth.

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)(1)		% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
						5%	10%
Questrom, A. (Chairman of the Board and Chief Executive Officer)	259,200	(3)	5.0%	$19.54	2/23/13	$3,185,205	$8,071,936

Castagna, V. J. (Executive Vice President, Chairman and Chief Executive Officer — JCPenney Stores, Catalog and Internet)	100,000		1.9%	$19.54	2/23/13	$1,228,860	$3,114,173

Lotter, C. R. (Executive Vice President, Secretary and General Counsel)	75,000		1.5%	$19.54	2/23/13	$921,645	$2,335,630

Cavanaugh, R. B. (Executive Vice President and Chief Financial Officer)	75,000		1.5%	$19.54	2/23/13	$921,645	$2,335,630

Davis, G. L. (Executive Vice President, Chief Human Resources and Administration Officer)	75,000		1.5%	$19.54	2/23/13	$921,645	$2,335,630

(1)	No SARs were granted in the last fiscal year.
(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.
(3)	This grant vests in equal one-third increments on February 24, 2004, February 24, 2005 and September 30, 2005.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/SAR VALUES

The following table shows stock option exercises by Named Executive Officers during fiscal 2003, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the fiscal 2003 year-end price of the Company’s Common Stock.

Name	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End($) Exercisable/ Unexercisable(1) ($)

Questrom, A. (Chairman of the Board and Chief Executive Officer)	—	—	2,251,509(E) 1,966,810(U)	22,149,744 17,718,944

Castagna, V. J. (Executive Vice President, Chairman and Chief Executive Officer—JCPenney Stores, Catalog and Internet)	—	—	210,250(E) 100,000(U)	908,395 664,000

Lotter, C. R. (Executive Vice President, Secretary and General Counsel)	—	—	271,000(E) 75,000(U)	1,850,580 498,000

Cavanaugh, R. B. (Executive Vice President and Chief Financial Officer)	—	—	158,525(E) 75,000(U)	1,144,358 498,000

Davis, G. L. (Executive Vice President, Chief Human Resources and Administration Officer)	—	—	255,250(E) 75,000(U)	1,850,580 498,000

(1)	Value is based on the closing price on the last trading day of the fiscal year, January 30, 2004, which was $26.18.

Mirror Savings Plan.    Participant contributions to qualified savings plans were limited in 2003 by a $200,000 compensation limit imposed by the Internal Revenue Service. The Board of Directors of JCP approved the J. C. Penney Corporation, Inc. Mirror Savings Plan as a vehicle for employees earning more than the compensation limit to defer a portion of their base salary and incentive compensation payments exceeding the compensation limit as a means of saving for retirement. Participants in the Mirror Savings Plan elect to defer a percentage of their compensation each year. Deferred amounts are generally payable upon a participant’s retirement, death, or other separation from JCP.

Retirement Income.    The following table shows various estimated maximum aggregate annual retirement incomes payable to the Company’s management employees who receive profit incentive compensation and retire at age 60 (the age at which most management personnel currently voluntarily retire).

ESTIMATED RETIREMENT INCOME TABLE

	Years of Service
Average Final Compensation	5	10	15	20	25	30	35	40

$500,000	$75,000	$150,000	$175,000	$200,000	$225,000	$250,000	$262,500	$275,000
750,000	112,500	225,000	262,500	300,000	337,500	375,000	393,750	412,500
1,000,000	150,000	300,000	350,000	400,000	450,000	500,000	525,000	550,000
1,250,000	187,500	375,000	437,500	500,000	562,500	625,000	656,250	687,500
1,500,000	225,000	450,000	525,000	600,000	675,000	750,000	787,500	825,000
1,750,000	262,500	525,000	612,500	700,000	787,500	875,000	918,750	962,500
2,000,000	300,000	600,000	700,000	800,000	900,000	1,000,000	1,050,000	1,100,000
2,250,000	337,500	675,000	787,500	900,000	1,012,500	1,125,000	1,181,250	1,237,500
2,500,000	375,000	750,000	875,000	1,000,000	1,125,000	1,250,000	1,312,500	1,375,000
Each additional
$50,000	7,500	15,000	17,500	20,000	22,500	25,000	26,250	27,500

Average Final Compensation for pension formula purposes generally includes “Salary” and “Bonus” as reported under these columns of the Summary Compensation Table on page 16.

The present annual pension benefit payable after normal retirement (age 65 or later) to participants in the Company’s Pension Plan (“Pension Plan”) with service after December 31, 1988, generally is equal to the sum of .75% times the “average final compensation” up to the “Average Social Security Wage Base” plus 1.25% times the “average final compensation” in excess of the “Average Social Security Wage Base” multiplied by the number of years of “credited service” up to a maximum of 35 such years. In addition to this annual pension benefit, a participant may receive an annual retirement benefit generally equal to 0.25% of his or her average final compensation times his or her years of credited service that exceed 25 years of credited service, but do not exceed 35 such years. “Average final compensation” is the average of the highest five consecutive full calendar years of compensation out of the employee’s last ten years in the Pension Plan. “Average Social Security Wage Base” is the average of the 35 consecutive years of wages subject to the Social Security Tax, ending with the year an employee qualifies for unreduced Social Security retirement benefits. The Pension Plan contains provisions for early retirement and optional forms of benefit payments.

A Supplemental Retirement Program for Management Profit-Sharing Associates (“Supplemental Retirement Program”) provides certain supplemental retirement benefits, including Social Security substitute payments until age 62, to certain management employees, including executive officers, who voluntarily retire prior to age 65 in accordance with the Supplemental Retirement Program and whose aggregate retirement and estimated Social Security benefits would otherwise be below specified minimum retirement income levels. Participation in the Supplemental Retirement Program is limited to employees eligible for participation on or prior to December 31, 1995.

The Internal Revenue Code (“Code”) imposes certain limitations on the maximum benefits that may be earned under “qualified” retirement plans, such as the Pension Plan, the Savings Plan and the Eckerd 401(k) Plan. From 1995 through 1998, the J. C. Penney Company, Inc. (now, J. C. Penney Corporation, Inc.) Benefit Restoration Plan (“Benefit Restoration Plan”), provided to impacted management employees certain benefits which, under the Code, could not be earned under the Pension Plan and Savings Plan. Effective January 1, 1999, the benefits which, under the Code, could not be earned under the Savings Plan (and, therefore, were provided pursuant to the Benefit Restoration Plan) and, effective January 1, 2002, for the benefits which could not be earned under the Eckerd 401(k) Plan are provided under the Mirror Savings Plan. Eligible management employees must make an annual election to participate in the Mirror Savings Plan.

Estimated annual retirement incomes reflected in the table are assumed for this purpose to comprise the total of: (i) the benefit under the Pension Plan; (ii) the value at retirement of the aggregate of Company contributions made to the Savings Plan and predecessor plans and the Mirror Savings Plan, and earnings thereon; (iii) the benefit under the Benefit Restoration Plan; (iv) the benefit under the Supplemental Retirement Program; and, as applicable, (v) the Eckerd 401(k) Plan, assuming the payment of all such benefits in the form of a straight life annuity. Effective 2004, retirees and eligible management employees may elect to receive their retirement benefits under the Supplemental Retirement Program and Benefit Restoration Plan in five annual installment payments. Of the currently serving Named Executive Officers, only Messrs. Cavanaugh, Davis and Lotter participate in the Supplemental Retirement Program. The Named Executive Officers currently have, respectively, the following years of “credited service” and approximate assumed “average final compensation” recognized for calculation of benefits under the Company’s applicable retirement plans: Ms. Castagna, 3.5 years, $1,633,056; Mr. Davis, 38.75 years $899,574; Mr. Lotter, 31.5 years, $1,042,651; Mr. Cavanaugh, 25 years, $855,125; and Mr. Questrom, 2.5 years, $3,277,291. No pension benefits vest until an employee has five years of credited service with the Company. Mr. Questrom is also entitled to a supplemental pension benefit under his employment agreement (see page 13).

Change of Control Arrangements.    JCP’s 1999 Separation Allowance Program for profit-sharing management and bonus eligible employees of JCP and its subsidiaries, including executive officers, was adopted to enable the Company to remain competitive in attracting and retaining valued employees. This was deemed necessary in light of the uncertainties of the retail environment; to allay job security fears and concerns of employees; to improve morale and dedication; to increase employee productivity by eliminating extraneous distractions and anxieties; and to help ensure that employees receive the benefits they legitimately earn in the normal course of their employment.

Benefits under the separation allowance program will be provided in the event of involuntary termination or constructive discharge of an eligible participant within two years after a change of control of the Company. The benefits include lump sum severance payments of from six to 24 months “compensation” depending on length of service, lump sum payments under JCP’s incentive compensation programs, eligibility for term life insurance, eligibility for medical and dental plan coverage, extension of exercise periods for nonqualified stock options, enhanced benefits under the Supplemental Retirement Program described on page 19, and certain additional incidental benefits. No amounts have been accrued or paid under the program.

Due to changes in circumstances that have occurred since the 1999 implementation of this program, the Board has determined to terminate it effective as of July 14, 2004. If a change of control of the Company occurs during the term of the program, the program may not be terminated or amended until all obligations under the program have been met.

Report of Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of six independent directors and operates under a written charter (adopted by the Board of Directors of the Company on February 18, 2004), in accordance with applicable rules of the SEC and the NYSE. The members of the Audit Committee are C. C. Barrett, T. J. Engibous, K. B. Foster, L. H. Roberts, C. S. Sanford, Jr. and M. A. Burns, who serves as its chair. All members are “financially literate” and Mr. Burns, the chair, has been determined to be an “audit committee financial expert,” as those terms are defined by the NYSE and the SEC.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditor is responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing an opinion on these consolidated financial statements based on its audit. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent auditor, subject to stockholder ratification, including the approval of audit fees and non-audit services provided by and fees paid to the independent auditor.

In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with both management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditor its independence. The Audit Committee also participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004 for filing with the SEC. The Audit Committee also recommends that the Company’s stockholders ratify KPMG LLP as the Company’s independent auditor for the 2004 fiscal year.

Audit Committee

M. A. Burns, Chair C. C. Barrett	T. J. Engibous K. B. Foster	L. H. Roberts C. S. Sanford, Jr.

Audit and Other Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended January 25, 2003 and January 31, 2004 and fees billed for other services rendered by KPMG LLP.

	2002	2003

Audit fees	$2,388,900	$2,446,994
Audit-related fees(1)	246,300	379,147

Total Audit and Audit-related fees	$2,635,200	$2,826,141

Tax fees(2)	$896,200	$831,876
All other fees(3)	20,000	635

Total fees(4)	$3,551,400	$3,658,652

(1)	Audit-related fees consisted principally of fees for audit of financial statements of certain employee benefit plans and assistance with accounting treatment of proposed transactions.
(2)	Tax fees consisted of fees for tax consultation and tax compliance services.
(3)	All other fees in 2002 consisted of fees for work related to LIFO inventory and for 2003 for the use of the KPMG Accounting Research Manager tool.
(4)	All fees were pre-approved by the Audit Committee of the Board.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by the Company’s independent auditor in advance of the service being performed. For proposed projects using the services of the Company’s independent auditor that are expected to cost over $200,000 or 5% of the auditor’s fee for the preceding year, whichever is lower, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of the Company’s independent auditor that are expected to cost $200,000 or less, or less than 5% of the auditor’s fee for the preceding year, whichever is greater, the Audit Committee will be provided a detailed explanation of what is being included, and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent auditor. If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the work may continue. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. The Company will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a regular basis.

The Audit Committee has considered whether the independent auditor’s non-audit services provided to the Company are compatible with maintaining the auditor’s independence.

Ratification of Appointment Auditors (Proposal 2)

KPMG LLP, independent certified public accountants, member of the SEC Practice Section of the AICPA Division for CPA firms, and registrant with the Public Company Accounting Oversight Board, has been the auditor of the Company’s consolidated financial statements since 1916. Its employment for the purpose of auditing the Company’s consolidated financial statements for the fiscal year ending January 29, 2005, has been approved by the Audit Committee of the Board. Stockholder ratification of such employment is requested.

It is anticipated that a representative of KPMG LLP will attend the meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement should he or she so desire.

The Board recommends a vote FOR this proposal.

Requirements, Including Deadlines, for Submission of Proxy Proposals, Recommendation/Nomination of Directors, and Other Business by Stockholders

Proxy Proposals

Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2005 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 10, 2004.

Director Recommendations/Nominations

Qualifications. As provided in the Company’s Governance Guidelines (see www.jcpenney.net), nominees for director will be selected based, among other things, on: (i) character and integrity; (ii) business and management experience; (iii) demonstrated competence in dealing with complex problems; (iv) familiarity with the business of the Company; (v) diverse talents, backgrounds and perspective; (vi) freedom from conflicts of interest; (vii) regulatory and stock exchange membership requirements for the Board; (viii) sufficient time to devote to the affairs of the Company; and (ix) reputation in the business community. In connection with the selection of nominees for director, due consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds and experiences. Accordingly, the Corporate Governance Committee will also consider factors such as global experience, experience as a director of a large public company and knowledge of particular industries.

Although not an automatic disqualifying factor, the inability of a candidate to meet the independence and other governance standards of the NYSE or of the SEC will be a significant negative factor in any assessment of a candidate’s suitability. There must also at all times be at least one director who meets the qualifications required of an “audit committee financial expert,” and at least three directors who are “financially literate,” as these terms are defined by applicable regulations of the SEC, and as determined by the Board of Directors.

The Corporate Governance Committee will continue to use a variety of means for identifying potential nominees for director, including the use of outside search firms and recommendations from current Board members and from stockholders. In determining whether to nominate a candidate, the Corporate Governance Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs.

One or more members of the Corporate Governance Committee may interview, or have an outside search firm interview, a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities and responsibilities for Board membership. Prospective candidates may also be interviewed by other directors who are not members of the Committee. The Committee may also elect to contact other sources, including persons serving on other boards with the candidate, as they deem appropriate. Reports from those interviews or from Committee members with personal knowledge and experience with a candidate, resumes, information provided by other contacts and any other information deemed relevant by the Committee are then considered in determining whether a candidate should be nominated.

In considering whether to nominate directors who are eligible to stand for re-election, the Corporate Governance Committee considers the quality of past director service, attendance at Board and Committee meetings, compliance with the Company’s Corporate Governance Guidelines (including satisfying the expectations for individual directors), as well as whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service, input from other Board members concerning the performance of that director and the independence of the director.

Stockholder Director Recommendations.    The Corporate Governance Committee, which is responsible for the nomination of candidates for appointment or election to the Company’s Board of Directors, will consider candidates recommended by a Company stockholder. In general, candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors, Company officers or third-party search firms. However, the Corporate Governance Committee will additionally seek and consider information concerning the relationship between a stockholder’s recommended nominee and that stockholder to determine whether the nominee can effectively represent the interests of all stockholders. Also, except in unusual circumstances, the Corporate Governance Committee will not evaluate a stockholder-recommended candidate unless and until the stockholder advises that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service, and to provide all of the information required to conduct an evaluation, including that outlined below.

Stockholder Director Nominations/Business — Annual Meeting.    Stockholders who wish to nominate a person for election as a director at an annual meeting of stockholders (as opposed to making a recommendation to the Corporate Governance Committee) or to introduce an item of business at an annual meeting of stockholders may do so in accordance with JCPenney’s Bylaw procedures, either in addition to or in lieu of making a recommendation to the Corporate Governance Committee. These procedures provide, generally, that stockholders desiring to make nominations for directors, and/or bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Secretary of the Company.

Required Information.    Any recommendation for consideration by the Corporate Governance Committee or notice of intent to nominate a director or introduce an item of business at an annual meeting of stockholders must contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and, if a notice of intent to nominate at an annual meeting, that the stockholder intends to appear in person or by proxy at the meeting. If the notice relates to a nomination for director, it must also set forth the name and address of any nominee(s), all arrangements or understandings between the stockholder and each recommended director candidate or nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made, such other information regarding each recommended director candidate or nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each recommended director candidate or nominee been nominated by the Board, and the consent of each recommended director candidate or nominee to serve. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

Timing.    It is currently expected that the 2005 Annual Meeting of Stockholders will be held on or about May 20, 2005, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which as noted above must be received by December 10, 2004) must be given by stockholders by February 19, 2005. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 90-day advance notice period referred to above. Copies of the Company’s Bylaws are available from the Secretary of the Company.

Confidential Voting

The Company, considering it to be in the best interest of stockholders, has a policy to the effect that all proxy (voting instruction) cards, ballots, and vote tabulations, including telephone and Internet voting, which identify the particular vote of a stockholder are to be kept secret from the Company, its directors, officers, and employees. Accordingly, proxy cards are returned in envelopes addressed to the tabulator, which receives and tabulates the proxies. The final tabulation is inspected by inspectors of election who are independent of the Company, its directors, officers, and employees. The identity and vote of any stockholder shall not be disclosed to the Company, its directors, officers, or employees, nor to any third party except: (i) to allow the independent election inspectors to certify the results of the vote to the Company, its directors, officers, and employees; (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (iii) in the event of a proxy solicitation based on an opposition proxy statement filed, or required to be filed, with the SEC; or (iv) in the event a stockholder has made a written comment on such material.

Other Matters

The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be properly presented. However, if any other matter calling for a vote of stockholders is properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

C. R. Lotter, Secretary

APPENDIX “A”

J. C. PENNEY COMPANY, INC.

Standards for the Determination of

Director Independence

A director shall be considered independent if the Board of Directors affirmatively determines that the director does not have, directly or indirectly, any material relationship with the Company, other than such director’s service as a Company director. In making this determination the Board shall broadly consider all relevant facts and circumstances.

The Board has established the following standards, based upon those set forth by the New York Stock Exchange (“NYSE”) Listing Standards, to assist it in determining director independence. For the purposes of these standards, the term “immediate family member” shall have the meaning given in the NYSE Listing Standards, as may be amended or modified from time to time.

1.	A director will not be considered independent if, within the preceding three years:

(a)	the director is/was an employee, or an immediate family member of the director, is/was an executive officer, of the Company or its subsidiaries or affiliates;

(b)	the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees or pension or other forms of deferred compensation for prior service;

(c)	the director is/was affiliated with or employed by, or an immediate family member of the director is/was affiliated with or employed in a professional capacity by, the Company’s present or former internal or external auditor;

(d)	the director is/was employed, or an immediate family member of the director is/was employed, as an executive officer of another company where any of the Company’s present executive officers serve on the compensation committee of that company’s board of directors;

(e)	the director is/was an employee or executive officer, or an immediate family member of the director is/was an executive officer, of another company that makes payment to, or receives payments from, the Company for property or services in an amount which in any single fiscal year, exceeds the greater of $1 million of 2% of that company’s consolidated gross revenues; or

2.	A director who serves as an officer, director or trustee of a charitable organization, or as a member of that organization’s fund-raising entity or committee, shall not be considered to have a material relationship with the Company unless the discretionary contributions made to the organization by the Company exceed the greater of: (i) $1 million or (ii) 2% of the organization’s consolidated gross revenues in any of the preceding three fiscal years.

3.	With respect to any relationship that is not covered by the standards set forth in paragraphs 1 and 2 above, the members of the Board who satisfy the standards shall make an affirmative determination, based on all relevant facts and circumstances, as to whether or not the relationship is material, and, therefore, whether the director who has the relationship shall be considered independent. The Company will disclose and explain in its next proxy statement the basis for any determination for a director who does not satisfy the standards set forth in paragraphs 1 and 2 above but who is otherwise determined to be independent.

A-1

APPENDIX “B”

J. C. PENNEY COMPANY, INC.

Audit Committee of the Board of Directors

Charter

I.	Purpose

The purpose of the Audit Committee (“Committee”) is to:

A.	Assist the Board of Directors oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and of the independent auditor; and

B.	Prepare an audit committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

C.	Have ultimate authority and responsibility to appoint, compensate, retain, and oversee the work of the Company’s independent auditor. The independent auditor is directly accountable and shall report directly to the Committee. Nothing herein will preclude the Company from submitting the appointment of the independent auditor to stockholders for ratification.

II.	Composition and Meetings

A.	The Committee shall be composed of at least three members of the Board. The members and the Chair of the Committee shall be appointed annually by the Board and the Chair shall, unless the Board determines otherwise, serve for no more than a five-year period. At least one member of the Committee shall be an “audit committee financial expert”, and all members of the Committee must be “financially literate”, as determined by the Board of Directors, and as these terms are defined by the rules of the SEC and/or the New York Stock Exchange (“NYSE”).

B.	Each member of the Committee shall meet the independence requirements of the NYSE and applicable federal securities law, including the rules and regulations of the SEC, as determined by the Board of Directors. No director qualifies as “independent” if the Board affirmatively determines that the director (i) is an “affiliated person” (as defined by applicable laws and the SEC rules and regulations) of the Company or any subsidiary of the Company; or (ii) has accepted consulting, advisory or other compensatory fees from the Company or any subsidiary of the Company, other than director’s fees, unless allowed otherwise by the rules of the NYSE. At the discretion of the Board of Directors, such members may receive fees for services on the Audit Committee or as Chair of the Audit Committee in addition to normal fees paid to all directors.

C.	No director may serve as a member of the Audit Committee if she serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and this determination is disclosed in the Company’s annual proxy statement.

D.	In accordance with the Company’s bylaws, a majority of the members of the Audit Committee may fix its rules of procedure, determine its actions, and fix the time and place of its meetings and specify what notice thereof, if any, shall be given.

E.	The Committee may consult with and engage independent counsel (who may be counsel to the Company) and other advisors as it deems necessary.

F.	The Company shall provide appropriate funding, as determined by the Committee, for payment of: (i) compensation of any registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review of attest services for the Company; (ii) compensation to any advisor employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

III.	Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

A.	With respect to independent auditors:

1.	To be directly responsible for and have the sole authority for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting), who shall report directly to the Audit Committee, and for the approval of all audit and engagement fees, and any significant non-audit fees;

2.	To be directly responsible and have the sole authority for the appointment, compensation, retention and oversight of any registered public accounting firm, other than the independent auditor, engaged for the purpose of preparing or issuing an audit report or to perform audit review or attestation services, which firm shall report directly to the Audit Committee;

3.	To pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditor;

4.	To evaluate, at least annually the performance of the independent auditor, including a specific evaluation of the lead partner of the independent auditor, whether there should be a rotation of the audit firm itself and of any other factors as may be required by the NYSE and other applicable laws and regulations;

5.	To obtain and review, at least annually, a report by the independent auditor (it being understood that the independent auditor is responsible for the accuracy and completeness of this report) describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; (iii) all relationships between the independent auditor and the Company and to disclose any relationships or services that may impact the quality of audit services or the objectivity and independence of the independent auditor; and to recommend that the Board of Directors take appropriate action in response to the report of the independent auditor to satisfy itself of the auditor’s independence;

6.	To obtain from the independent auditor in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and any material written communications between the independent auditor and management, such as any “management” letter or schedule of unadjusted differences;

7.	To review with the independent auditor any audit problems or difficulties and management’s responses to these problems;

8.	To discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner; and

9.	To set clear Company hiring policies for employees and former employees of the independent auditor.

B.	With respect to the internal auditing department:

1.	To review the appointment and replacement of the director of the internal auditing department; and

2.	To advise the director of the internal auditing department that s/he is expected to provide to the Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto.

C.	With respect to financial reporting principles and policies and internal audit controls and procedures:

1.	To discuss with the independent auditor and internal auditing the scope of their examinations, including, but not limited to, their annual coordinated audit plan with particular attention to areas where the Committee or the independent auditor or internal auditing believes special attention should be directed;

2.	To have the independent auditor and internal auditing perform such supplemental reviews or audits as the Committee may deem desirable;

3.	After the annual audit of the Company’s financial statements, to review the independent auditor’s report thereon and to confer with the independent auditor on the degree of cooperation it received during the course of the audit;

4.	To discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

5.	To discuss the types of information and types of presentation to be made, as it deems appropriate, regarding earnings press releases, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies;

6.	To discuss the Company’s policies with respect to risk assessment and risk management;

7.	To confer with the independent auditor on its assessment of the Company’s accounting and financial reporting policies and practices, the adequacy and effectiveness of internal auditing’s function, recommendations for improvement, and any other pertinent matters, including the views of the independent auditor on the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting;

8.	To confer with internal auditing on significant audit findings and the management process for correcting them, the effectiveness and independence of internal auditing’s function, any significant problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and any other pertinent matters;

9.	To review, among other things, (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgment made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

10.	To meet and confer separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditor; and

11.	To confer with appropriate management concerning, among with things, any significant actions taken by the Business Ethics Committee with respect to the Statement of Business Ethics.

D.	General:

1.	To establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company associates of concerns regarding questionable accounting or auditing matters;

2.	To regularly review with, make recommendations to and report its activities to the Board of Directors with respect to matters brought to the Committee’s attention by the independent auditor, internal auditing, Company management or otherwise arising in the course of the performance of the Committee’s duties;

3.	To oversee and, as appropriate, recommend any waivers of, the Company’s codes of ethics to the full Board; and

4.	To prepare an annual performance evaluation of the Committee.

IV.	Charter Review and Amendment

The Committee shall review and reassess the adequacy of this Charter at least annually. The Board of Directors may make such amendments to this Charter, as it deems advisable, including, but not limited to, any amendments to conform to or reflect any change in any law, regulation, or ruling applicable to audit committees.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors and FOR Proposal 2.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Directors recommend a vote FOR proposals 1 and 2.

1. Election of Directors:

Nominees for Election of Directors for the term set forth in the Proxy Statement are: 01 C.C. Barrett, 02 M.A. Burns, 03 M.K. Clark, and 04 A. Questrom

FOR all nominees AUTHORITY WITHHELD except as noted as to all nominees

*** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***

I/we plan to attend the meeting.

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/ISD for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

Signature Signature Date Please Sign and Date

Please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

FOLD AND DETACH HERE Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/jcp

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR Telephone 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. OR

Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at http://www.jcpenney.net

J. C. Penney Company, Inc.

PROXY/VOTING INSTRUCTION CARD This Proxy is solicited by the Board of Directors

By properly executing this card on the reverse, or by voting via Internet or telephone, you are authorizing B. Osborne, J.C. Pfeiffer and A.W. Richards, or any one of them, with power of substitution in each, to represent and vote the stock owned of record which you are entitled to vote at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 14, 2004, at 10:00 A.M., local time, and at any adjournment or postponement thereof (“Meeting”), upon such busines as may come before the Meeting, including the items set forth on the reverse (“Business”).

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) C.C. Barrett, (02) M.A. Burns, (03) M.K. Clark and (04) A. Questrom. To withhold authority to vote for any nominee, write that nominee’s name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your vote is important and cannot be recorded by the proxies unless this card is properly executed by you and returned, or unless you vote by Internet or telephone. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote by Internet or telephone. No postage is required if this envelope is mailed in the United States.

(Continued on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE You can now access your J. C. Penney Company, Inc. account online.

Access your J. C. Penney Company stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for J. C. Penney Company, now makes it easy and convenient to get current information on your stockholder account.

• View account status • View payment history for dividends • View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors and FOR Proposal 2.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE

Directors recommend a vote FOR proposals 1 and 2.

1. Election of Directors:

Nominees for Election of Directors for the term set forth in the Proxy Statement are: 01 C.C. Barrett, 02 M.A. Burns, 03 M.K. Clark, and 04 A. Questrom

FOR all nominees AUTHORITY WITHHELD except as noted as to all nominees

2. Ratification of Auditors. FOR AGAINST ABSTAIN

*** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***

I elect not to direct the voting of undirected shares in the plan.

Signature Signature Date Please Sign and Date

Please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4 PM Eastern Time two days prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/jcp

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at http://www.jcpenney.net

J. C. Penney Company, Inc. PROXY/VOTING INSTRUCTION CARD

Allocated and Undirected Stock This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE COMPANY’S SAVINGS, PROFIT-SHARING AND STOCK OWNERSHIP PLAN (“PLAN”):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company (“Trustee”) to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Voting Stock allocated to your accounts under the Plan (“Allocated Stock”), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Voting Stock for which no directions are received by the Trustee (“Undirected Stock”), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 14, 2004, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 12, 2004, your Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors’ Proxy Statement for the meeting is enclosed herewith.

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) C.C. Barrett, (02) M.A. Burns, (03) M.K. Clark and (04) A. Questrom. To withhold authority to vote for any nominee, write that nominee’s name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by Internet or telephone, by May 12, 2004. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

(Continued on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE You can now access your J. C. Penney Company, Inc. account online.

Access your J.C. Penney Company stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for J. C. Penney Company, now makes it easy and convenient to get current information on your stockholder account.

• View account status • View payment history for dividends • View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors and FOR Proposal 2.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE

Directors recommend a vote FOR proposals 1 and 2.

1. Election of Directors:

Nominees for Election of Directors for the term set forth in the Proxy Statement are: 01 C.C. Barrett, 02 M.A. Burns, 03 M.K. Clark, and 04 A. Questrom

FOR all nominees AUTHORITY WITHHELD except as noted as to all nominees

2. Ratification of Auditors. FOR AGAINST ABSTAIN

*** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***

I elect not to direct the voting of undirected shares in the plan.

Signature Signature Date Please Sign and Date

Please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

FOLD AND DETACH HERE Vote by Internet or Telephone or Mail 24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4 PM Eastern Time two days prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/jcp

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR

Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. OR

Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at http://www.jcpenney.net

J. C. Penney Company, Inc. PROXY/VOTING INSTRUCTION CARD

Allocated and Undirected Stock This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE ECKERD CORPORATION 401 (K) SAVINGS PLAN (“PLAN”):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company (“Trustee”) to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Voting Stock allocated to your accounts under the Plan (“Allocated Stock”), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Voting Stock for which no directions are received by the Trustee (“Undirected Stock”), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 14, 2004, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 12, 2004, your Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors’ Proxy Statement for the meeting is enclosed herewith.

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) C.C. Barrett, (02) M.A. Burns, (03) M.K. Clark and (04) A. Questrom. To withhold authority to vote for any nominee, write that nominee’s name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by Internet or telephone, by May 12, 2004. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

(Continued on reverse side) Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE You can now access your J. C. Penney Company, Inc. account online.

Access your J. C. Penney Company stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for J. C. Penney Company, now makes it easy and convenient to get current information on your stockholder account.

• View account status • View payment history for dividends • View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time